151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND-QUARTER 2013 RESULTS

•	Second-quarter 2013 operating earnings per share (1) were $1.52

•	Net income (2) per share was $1.49

•	Completed the acquisition of Coventry Health Care, Inc. on May 7, 2013

•	Achieved operating revenue(3) of $11.6 billion in the second quarter of 2013 and medical membership of 22.0 million members at June 30, 2013

•	Aetna now projects full-year 2013 operating earnings per share of $5.80 to $5.90 (4)

HARTFORD, Conn., July 30, 2013 - Aetna (NYSE: AET) announced second-quarter 2013 operating earnings (1) of $549.0 million, or $1.52 per share, a per share increase of 16 percent over the second quarter of 2012. Net income (2) for the second quarter of 2013 was $536.0 million, or $1.49 per share, and includes a $.16 per share gain on the reduction of the reserve for anticipated future losses on discontinued products and a $.09 per share benefit related to the settlement of a reinsurance recoverable. The positive impact on net income of these items was offset by $.23 per share of transaction and integration-related costs and $.05 per share of net realized capital losses.

Second-Quarter Financial Results at a Glance

(Millions, except per share results)	2013	2012	Change
Operating revenue (3)	$11,559.4	$8,827.3	31%
Total revenue	11,537.4	8,835.9	31%
Operating earnings (1)	549.0	452.0	21%
Net income (2)	536.0	457.6	17%

Per share results:
Operating earnings (1)	$1.52	$1.31	16%
Net income (2)	1.49	1.32	13%

Weighted average common shares - diluted	360.1	346.2

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“The second quarter marked a significant milestone for Aetna with the completion of our Coventry Health Care acquisition,” said Mark T. Bertolini, Aetna chairman, CEO and president. "Aetna's strong quarterly results demonstrate the power of our diversified portfolio, and enable us to raise our operating earnings guidance again to $5.80 to $5.90 per share. At its midpoint, our revised guidance would represent growth of 14 percent in operating earnings per share in 2013, and 17 percent compound annual growth since 2010.

“We continued to make progress to transform the health care system on multiple fronts during the quarter, including launching an interactive consumer health and wellness campaign; signing seven more accountable care collaborations; and earning recognition by an independent research organization as having the most 'transformational' accountable care relationships in the industry,” said Bertolini.

“We are pleased by our second-quarter operating performance,” said Shawn M. Guertin, Aetna senior vice president and CFO. “Strong performance in our commercial insured and Medicaid businesses allowed us to post strong operating revenues and earnings while absorbing the impacts of sequestration and isolated pressure in our Medicare business.

“Aetna is executing on our growth strategy. Both our core and Healthagen businesses are performing well, and we are well-positioned for a successful Coventry integration. Our capital generation remains strong, and we will continue to deploy capital aggressively to create value for our shareholders,” said Guertin.

Total company results

•
Operating earnings (1) were $549.0 million for the second quarter of 2013 compared with $452.0 million for the second quarter of 2012. Operating earnings increased 21 percent in the second quarter of 2013 primarily due to the acquisition of Coventry in May 2013 as well as higher underwriting margins in our underlying Commercial Health Care business.

•
Operating revenues (3) for the second quarter of 2013 were $11.56 billion compared with $8.83 billion for the second quarter of 2012. The 31 percent increase is primarily the result of higher Health Care premiums in each of our Commercial, Medicare and Medicaid businesses from the acquisition of Coventry as well as growth in our underlying Medicare membership. Total Revenue was $11.54 billion and $8.84 billion for the second quarters of 2013 and 2012, respectively.

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•
Operating Expenses (1) were $2.04 billion for the second quarter of 2013. The operating expense ratio (5) was 17.7 percent and 18.7 percent for the second quarters of 2013 and 2012, respectively. The improvement in the operating expense ratio is primarily driven by operating revenue growth and continued execution of our expense initiatives as well as the inclusion of Coventry and the related cost synergies. The total company expense ratio was 18.2 percent and 18.6 percent for the second quarters of 2013 and 2012, respectively.

•
Pre-tax Operating Margin (6) was 8.4 percent for the second quarter of 2013 compared with 8.9 percent for the second quarter of 2012. For the second quarter of 2013, the after-tax net income margin was 4.6 percent compared to 5.2 percent for 2012.

•
Outstanding Shares were 372.1 million as of June 30, 2013. Share repurchases in the second quarter of 2013 totaled 7.2 million shares at a cost of $440.6 million. Shares issued during the second quarter of 2013 totaled 53.5 million, including 52.2 million shares issued in exchange for all the outstanding shares of Coventry common stock.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $559.2 million for the second quarter of 2013 compared with $443.5 million for the second quarter of 2012. Operating earnings increased 26 percent in the second quarter of 2013 primarily due to the acquisition of Coventry as well as higher underwriting margins in our underlying Commercial business.

•	Net income (2) was $466.3 million for the second quarter of 2013 compared with $447.3 million for the second quarter of 2012.

•
Operating revenues (3) of $10.87 billion for the second quarter of 2013 compared with $8.18 billion for the second quarter of 2012. The 33 percent increase is due primarily to the inclusion of Coventry revenue following the acquisition as well as higher premiums in our underlying Medicare business. Total revenue for the second quarter of 2013 was $10.85 billion compared with $8.19 billion for the second quarter of 2012.

•	Sequentially, second-quarter 2013 medical membership increased by 3.7 million driven by the addition of Coventry membership.

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•	Medical benefit ratios (MBRs) for the three and six months ended June 30, 2013 and 2012 were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Commercial	79.1%	81.7%	79.0%	80.8%
Medicare	89.1%	82.9%	88.5%	83.7%
Medicaid	85.9%	90.1%	87.1%	90.8%
Total	82.5%	82.4%	82.3%	82.0%

The improvement in our second quarter Commercial MBR is primarily due to lower than projected medical cost trends which resulted in favorable development of prior period health care cost estimates, primarily attributable to 2013 performance. The increase in our second quarter Medicare MBR is primarily due to reflecting favorable 2012 experience in customer premiums on renewal as well as the impacts of sequestration and isolated pressure in our Medicare business.

•
Prior-years' health care costs payable estimates developed favorably by $369.6 million and $163.5 million during the first half of 2013 and 2012, respectively. This development does not directly correspond to an increase in our operating results for the six months ended June 30, 2013. The development is reported on a basis consistent with the prior years' development reported in the health care costs payable tables in our annual audited financial statements.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) of $29.9 million for the second quarter of 2013 compared with $46.0 million for the second quarter of 2012 primarily reflecting lower underwriting margins in our life products.

•
Net income (2) of $60.3 million for the second quarter of 2013 compared with $44.7 million for the second quarter of 2012. Net income for 2013 includes a $32.1 million after-tax benefit related to the settlement of a reinsurance recoverable.

•
Operating revenues (3) of $582.4 million for the second quarter of 2013, a 11 percent increase over $525.9 million for the second quarter of 2012. Total Revenue was $587.1 million in the second quarter of 2013 and $523.9 million in the second quarter of 2012.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $3.8 million for the second quarter of 2013 compared with $3.9 million for the second quarter of 2012.

•
Net income (2) of $57.5 million for the second quarter of 2013 compared with $7.0 million for the second quarter of 2012. Net income for the second quarter of 2013 includes a $55.9 million after-tax benefit related to the reduction of reserves for anticipated future losses on discontinued products primarily due to favorable investment performance as well as favorable retirement experience compared to assumptions we previously made in estimating the reserve.

Aetna's conference call to discuss second-quarter 2013 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-888-389-5993 or +1-719-325-2478 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 5188586. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 5188586. Telephone replays will be available until 11 p.m. ET on August 13, 2013.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 44 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2013	2012	2013	2012
Revenue:
Health care premiums	$9,701.3	$7,167.9	$17,487.1	$14,355.3
Other premiums	514.3	468.7	1,035.6	945.1
Fees and other revenue	1,126.6	967.1	2,093.0	1,926.8
Net investment income	225.0	223.6	460.1	465.4
Net realized capital (losses) gains	(29.8)	8.6	.5	60.3
Total revenue	11,537.4	8,835.9	21,076.3	17,752.9

Benefits and expenses:
Health care costs	8,006.9	5,908.3	14,386.4	11,765.8
Current and future benefits	539.1	483.7	1,098.4	995.2
Operating expenses:
Selling expenses	332.2	271.4	629.4	547.7
General and administrative expenses	1,762.2	1,375.0	3,204.2	2,764.7
Total operating expenses	2,094.4	1,646.4	3,833.6	3,312.4
Interest expense	83.5	64.4	161.3	123.7
Amortization of other acquired intangible assets	51.8	37.0	84.2	74.8
Reduction of reserve for anticipated future losses on
discontinued products	(86.0)	—	(86.0)	—
Total benefits and expenses	10,689.7	8,139.8	19,477.9	16,271.9

Income before income taxes	847.7	696.1	1,598.4	1,481.0
Income taxes	314.5	238.1	574.3	511.4
Net income including non-controlling interests	533.2	458.0	1,024.1	969.6
Less: Net (loss) income attributable to non-controlling interests	(2.8)	.4	(2.0)	1.0
Net income attributable to Aetna	$536.0	$457.6	$1,026.1	$968.6

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Summary of Results

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2013	2012	2013	2012
Operating earnings	$549.0	$452.0	$1,044.4	$929.4
Transaction and integration-related costs, net of tax	(81.4)	—	(106.0)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	55.9	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	32.1	—	32.1	—
Net realized capital (losses) gains, net of tax	(19.6)	5.6	(.3)	39.2
Net income (2) (GAAP measure)	$536.0	$457.6	$1,026.1	$968.6

Weighted average common shares - basic	356.2	341.7	342.1	346.0

Weighted average common shares - diluted	360.1	346.2	345.6	351.5

Per Common Share
Operating earnings	$1.52	$1.31	$3.02	$2.64
Transaction and integration-related costs, net of tax	(.23)	—	(.30)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	.16	—	.16	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	.09	—	.09	—
Net realized capital (losses) gains, net of tax	(.05)	.01	—	.12
Net income (2) (GAAP measure)	$1.49	$1.32	$2.97	$2.76

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Segment Information (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2013	2012	2013	2012
Health Care:
Operating revenue (excludes net realized capital (losses) gains
and an other item)	$10,870.7	$8,183.3	$19,665.4	$16,384.5
Interest income on proceeds of transaction-related debt	.6	—	2.5	—
Net realized capital (losses) gains	(23.8)	5.7	2.5	47.3
Total revenue (GAAP measure)	$10,847.5	$8,189.0	$19,670.4	$16,431.8

Commercial Medical Benefit Ratio:
Premiums	$6,068.0	$5,202.6	$11,282.0	$10,379.7
Health care costs	$4,797.5	$4,249.9	$8,912.6	$8,384.9

Commercial MBR (GAAP measure)	79.1%	81.7%	79.0%	80.8%

Medicare Medical Benefit Ratio:
Premiums	$2,787.2	$1,554.3	$4,894.5	$3,205.9
Health care costs	$2,482.2	$1,288.0	$4,332.0	$2,681.9

Medicare MBR (GAAP measure)	89.1%	82.9%	88.5%	83.7%

Medicaid Medical Benefit Ratio:
Premiums	$846.1	$411.0	$1,310.6	$769.7
Health care costs	$727.2	$370.4	$1,141.8	$699.0

Medicaid MBR (GAAP measure)	85.9%	90.1%	87.1%	90.8%

Total Medical Benefit Ratio:
Premiums	$9,701.3	$7,167.9	$17,487.1	$14,355.3
Health care costs	$8,006.9	$5,908.3	$14,386.4	$11,765.8

Total MBR (GAAP measure)	82.5%	82.4%	82.3%	82.0%

Operating earnings	$559.2	$443.5	$1,052.0	$912.4
Transaction and integration-related costs, net of tax	(77.2)	—	(92.0)	—
Net realized capital (losses) gains, net of tax	(15.7)	3.8	1.0	30.8
Net income (2) (GAAP measure)	$466.3	$447.3	$961.0	$943.2

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Segment Information continued (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2013	2012	2013	2012

Group Insurance:
Operating revenue (excludes net realized capital (losses) gains)	$582.4	$525.9	$1,163.7	$1,058.4
Gain on sale of reinsurance recoverable	7.2	—	7.2	—
Net realized capital (losses) gains	(2.5)	(2.0)	3.0	10.2
Total revenue (GAAP measure)	$587.1	$523.9	$1,173.9	$1,068.6

Operating earnings	$29.9	$46.0	$61.1	$86.9
Reversal of allowance and gain on sale of reinsurance recoverable	32.1	—	32.1	—
Net realized capital (losses) gains	(1.7)	(1.3)	1.9	6.6
Net income (2) (GAAP measure)	$60.3	$44.7	$95.1	$93.5

Large Case Pensions:
Operating revenue (excludes net realized capital (losses) gains)	$106.3	$118.1	$237.0	$249.7
Net realized capital (losses) gains	(3.5)	4.9	(5.0)	2.8
Total revenue (GAAP measure)	$102.8	$123.0	$232.0	$252.5

Operating earnings	$3.8	$3.9	$10.0	$9.7
Reduction of reserve for anticipated future losses on
discontinued products	55.9	—	55.9	—
Net realized capital (losses) gains	(2.2)	3.1	(3.2)	1.8
Net income (2) (GAAP measure)	$57.5	$7.0	$62.7	$11.5

Corporate Financing: (8)
Operating loss	$(43.9)	$(41.4)	$(78.7)	$(79.6)
Transaction and integration-related costs	(4.2)	—	(14.0)	—
Net loss (GAAP measure)	$(48.1)	$(41.4)	$(92.7)	$(79.6)

Total Company:
Operating revenue (excludes net realized capital (losses) gains
and other items) (A)	$11,559.4	$8,827.3	$21,066.1	$17,692.6
Interest income on proceeds of transaction-related debt	.6	—	2.5	—
Gain on sale of reinsurance recoverable	7.2	—	7.2	—
Net realized capital (losses) gains	(29.8)	8.6	.5	60.3
Total revenue (GAAP measure) (B)	$11,537.4	$8,835.9	$21,076.3	$17,752.9

Operating expenses (C)	$2,040.7	$1,646.4	$3,755.6	$3,312.4
Transaction and integration-related costs	95.9	—	120.2	—
Reversal of allowance on reinsurance recoverable	(42.2)	—	(42.2)	—
Total operating expenses (GAAP measure) (D)	$2,094.4	$1,646.4	$3,833.6	$3,312.4

Operating Expense Ratios:
Operating expense ratio (C)/(A)	17.7%	18.7%	17.8%	18.7%
Total company expense ratio (D)/(B) (GAAP measure)	18.2%	18.6%	18.2%	18.7%

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Membership

	June 30,	March 31,	December 31,	June 30,
(Thousands)	2013	2013	2012	2012
Medical Membership:
Commercial	18,634	16,209	16,299	16,221
Medicare Advantage	948	628	448	437
Medicare Supplement	341	313	238	183
Medicaid	2,045	1,145	1,257	1,188
Total Medical Membership	21,968	18,295	18,242	18,029

Consumer-Directed Health Plans (9)	3,253	2,994	2,550	2,552

Dental Membership:
Total Dental Membership	14,254	13,478	13,615	13,590

Pharmacy Benefit Management Membership:
Commercial	10,062	8,469	8,002	7,882
Medicare Prescription Drug Plan (stand-alone)	2,084	572	479	471
Medicare Advantage Prescription Drug Plan	572	252	203	200
Medicaid	1,128	585	107	108
Total Pharmacy Benefit Management Services	13,846	9,878	8,791	8,661

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2013	2012	2013	2012
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$972.7	$788.9	$1,825.7	$1,619.2
Interest expense *	(77.5)	(64.4)	(140.6)	(123.7)
Amortization of other acquired intangible assets	(51.8)	(37.0)	(84.2)	(74.8)
Transaction and integration-related costs	(101.3)	—	(138.4)	—
Reduction of reserve for anticipated future losses on
discontinued products	86.0	—	86.0	—
Reversal of allowance and gain on sale
of reinsurance recoverable	49.4	—	49.4	—
Net realized capital (losses) gains	(29.8)	8.6	.5	60.3
Income before income taxes (GAAP measure)	$847.7	$696.1	$1,598.4	$1,481.0

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$633.0	$517.9	$1,190.5	$1,058.4
Interest expense, net of tax *	(50.4)	(41.9)	(91.4)	(80.4)
Amortization of other acquired intangible assets, net of tax	(33.6)	(24.0)	(54.7)	(48.6)
Transaction and integration-related costs, net of tax	(81.4)	—	(106.0)	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	55.9	—	55.9	—
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	32.1	—	32.1	—
Net realized capital (losses) gains, net of tax	(19.6)	5.6	(.3)	39.2
Net income (2) (GAAP measure) (B)	$536.0	$457.6	$1,026.1	$968.6

Reconciliation of Revenue:
Operating revenue (excludes net realized capital (losses) gains
and other items) (C)	$11,559.4	$8,827.3	$21,066.1	$17,692.6
Interest income on proceeds of transaction-related debt	.6	—	2.5	—
Gain on sale of reinsurance recoverable	7.2	—	7.2	—
Net realized capital (losses) gains	(29.8)	8.6	.5	60.3
Total revenue (GAAP measure) (D)	$11,537.4	$8,835.9	$21,076.3	$17,752.9

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	8.4%	8.9%	8.7%	9.2%
After-tax net income margin (B)/(D) (GAAP measure)	4.6%	5.2%	4.9%	5.5%

*
Interest expense of $50.4 million ($77.5 million pretax) and $91.4 million ($140.6 million pretax) for the three and six months ended June 30, 2013, respectively, excludes the negative cost of carry on transaction-related debt issued in connection with the acquisition of Coventry. Those costs are presented within transaction and integration-related costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
We incurred transaction and integration-related costs of $81.4 million ($101.3 million pretax) and $106.0 million ($138.4 million pretax) during the three and six months ended June 30, 2013, respectively, related to the acquisition of Coventry.  Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in our GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that we obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, the negative cost of carry associated with the permanent financing is excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in our GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•
We reduced the reserve for anticipated future losses on discontinued products by $55.9 million ($86.0 million pretax) for the three and six months ended June 30, 2013. We believe excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to our continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect our operating results.

•
In 2008, as a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., we recorded an allowance against our reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax). This reinsurance was placed in 1999 and was on a closed book of paid-up group whole life insurance business. In the second quarter of 2013, we sold our claim against Lehman Re to an unrelated third party including the reinsurance recoverable and terminated the reinsurance arrangement. Upon the sale of the claim and termination of the arrangement, we released the related allowance thereby reducing second quarter 2013 other general and administrative expenses by $27.4 million ($42.2 million pretax) and recognized a $4.7 million ($7.2 million pretax) gain on the sale in fees and other revenue. These are other items in the second quarter of 2013 because they do not reflect underlying 2013 business performance.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in the GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income, and net income per share are based upon net income attributable to Aetna, which exclude amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses, the gain on sale of a reinsurance recoverable from Lehman Re and interest income on the proceeds of the transaction-related debt as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue excluding net realized capital gains and losses and these other items to total revenue calculated under GAAP.

(4) Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings per share also exclude projected integration-related costs related to the Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected integration-related costs related to the Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2013 assume 360 - 361 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

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(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. Net loss of the Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits). As described in (1) above, operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Prior to the Acquisition Date, Corporate Financing operating loss excluded the interest expense components of transaction-related costs. Subsequent to the Acquisition Date, Corporate Financing operating loss included the interest expense component of transaction-related costs.

(9) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share; operating earnings per share growth; weighted average diluted shares; the success of the Coventry integration; and capital deployment. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on Coventry acquisition- and/or integration-related issues; the final allocation of the Coventry purchase price in our financial statements; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our foreign operations), transform our business model and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; a downgrade in our financial ratings; our ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to

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demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; and the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2012 Annual Report on Form 10-K ("Aetna's Annual Report"), Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (Aetna's "First Quarter 10-Q") and Coventry's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each on file with the Securities and Exchange Commission (the “SEC”), and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (together with Aetna's First-Quarter 10-Q, Aetna's "Quarterly Reports"), when filed with the SEC. You also should read Aetna's Annual Report and Aetna's Quarterly Reports for a discussion of Aetna's historical results of operations and financial condition.